HINTO ENERGY, INC. ACQUIRING ADDITIONAL WELLS AND 4,400+ ACRES


DENVER, CO, Apr 30, 2013 (Marketwired via COMTEX) -- HINTO ENERGY,  INC. (OTCQB:
HENI) is pleased to report the Company has entered into a letter of intent to acquire a 100% working interest in 9 natural gas wells and in excess of 4,400 gross leased acres in the Cisco Springs oil and gas field, in the Uintah Basin of Grand County, Utah. The company is planning to connect the well into the local gas gathering system, as soon as proper testing and evaluation is completed. The Company expects to complete the acquisition in May of this year.

George Harris, the Company's Chief Executive Officer, remarked, "We have been working to acquire this Cisco acreage for the past year. The property is adjacent to the Company's existing Cisco leases and increases holdings in the area to over 9,000 acres and 35 wells. The leases being acquired include a natural gas gathering system connected to a local pipeline that greatly simplifies collection and sale of natural gas from existing Company gas wells in the area. The recent rise of natural gas prices continues to make the production economics of shallow gas in the area attractive."


In addition to existing production and rework opportunities, the Company believes the leases being acquired provide significant potential for drilling additional oil and gas wells. The Company will continue to look at opportunities to expand its lease holdings in the Greater Cisco area.


Hinto Energy, Inc. engages in the exploration, acquisition, and development of oil and gas properties. The company was formerly known as Garner Investments, Inc. and changed its name to Hinto Energy, Inc. in September 2011. The company was founded in 2011 and is based in Arvada, Colorado.

Notice Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact Information:

Hinto Energy, Inc.
Gary Herick
Vice President - Finance
7609 Ralston Road
Arvada, CO 80002
(303) 647-4850
www.hintoenergy.us